Exhibit 21

Direct and Indirect Wholly-Owned Subsidiaries of Waste Industries USA, Inc.

Black Bear Disposal, LLC

Douglasville Transfer, LLC

Duplin County Disposal, LLC

ETC of Georgia, LLC

Haw River Landco, LLC

Laurens County Landfill, LLC

Ponderosa Landco, LLC

Red Rock Disposal, LLC

Reliable Trash Service, LLC

S & S Enterprises of Mississippi, LLC

Safeguard Landfill Management, LLC

Sampson County Disposal, LLC

Sampson County Properties, LLC

Shamrock Environmental Services, LLC

TransWaste Services, LLC

Wake County Disposal, LLC

WasteCo, LLC

Waste Industries, LLC

Waste Industries Atlanta, LLC

Waste Industries LandCo, LLC

Waste Industries of Mississippi, LLC

Waste Industries of Tennessee, LLC

Waste Industries Property Co., LLC

Waste Services of Decatur, LLC

Waste Services of Tennessee, LLC